UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1 )
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☐	Soliciting Material Pursuant to §240.14a-12

Genitope Corporation

(Name of Registrant as Specified In Its Charter)

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6900 Dumbarton Circle
Fremont, CA 94555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 11, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Genitope Corporation, a Delaware corporation (the “Company”). The meeting will be held on Monday, June 11, 2007 at 10:00 a.m. local time at 6900 Dumbarton Circle, Fremont, CA 94555 for the following purposes:

1. To elect two Class I directors to hold office until the 2010 Annual Meeting of Stockholders.

2. To approve the amendment and restatement of the Company’s 2003 Equity Incentive Plan (to be renamed the 2007 Equity Incentive Plan).

3. To ratify the selection of Deloitte & Touche LLP by the Audit Committee of the Board of Directors to act as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 26, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Laura Randall Woodhead
Secretary

Fremont, California
May 10, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT
PROPOSAL 1 ELECTION OF CLASS I DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
PROPOSAL 2 APPROVAL OF AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN
Securities Authorized for Issuance Under Equity Compensation Plans
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Potential Payments Upon Termination or Change in Control
Director Compensation
TRANSACTIONS WITH RELATED PERSONS
Householding of Proxy Materials
Other Matters

GENITOPE CORPORATION
6900 Dumbarton Circle
Fremont, CA 94555

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
June 11, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. (When we use the terms “we,” “us,” “our,” “Genitope” and “the Company,” we are referring to Genitope Corporation.) You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or, to submit your proxy over the telephone or on the Internet, follow the instructions below.

The Company intends to mail this proxy statement and accompanying proxy card on or about May 10, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 26, 2007 will be entitled to vote at the annual meeting. On this record date, there were 36,056,917 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 26, 2007, your shares were registered directly in your name with Genitope’s transfer agent, Mellon Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 26, 2007, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of two Class I directors to hold office until the 2010 Annual Meeting of Stockholders.

•	Approval of the amendment and restatement of the Company’s 2003 Equity Incentive Plan (renamed the 2007 Equity Incentive Plan).

•	Ratification of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

How do I vote?

You may either vote “For” both of the nominees to the Board of Directors or you may “Withhold” your vote for either nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or “Abstain” from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. To be counted, your vote must be received by 11:59 p.m., Eastern Standard Time, on June 10, 2007.

•	To vote on the Internet, go to http://www.proxyvoting.com/gtop to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. To be counted, your vote must be received by 11:59 p.m., Eastern Standard Time, on June 10, 2007.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Genitope. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank, as well as in person at the annual meeting. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

For each matter to be voted upon, you have one vote for each share of common stock you owned as of April 26, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two nominees for director, “For” the ratification of Deloitte & Touche LLP as independent registered public accounting firm for our fiscal year ending December 31, 2007 and “For” the amendment and restatement of our 2003 Equity Incentive Plan. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Genitope’s Secretary at 6900 Dumbarton Circle, Fremont, California 94555.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 11, 2008, to Laura Woodhead, Genitope’s Secretary, 6900 Dumbarton Circle, Fremont, CA 94555. Stockholders wishing to submit proposals or director nominations that are not to be included in those proxy materials must do so between February 12, 2008 and March 13, 2008. However, if Genitope’s 2008 Annual Meeting of Stockholders is not held between May 12, 2008 and July 11, 2008, then you must notify Genitope’s Secretary, in writing, not earlier than the close of business on the 120th day prior to the date of the 2008 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to the date of the 2008 Annual Meeting of Stockholders or (ii) the close of business on the 10th day following the day we first make a public announcement of the date of the 2008 Annual Meeting of Stockholders. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. The chairman of the 2008 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

A “broker non-vote” occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). In the event that a broker, bank, custodian, nominee or other record holder of Genitope common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, the amendment and restatement of our 2003 Equity Incentive Plan (to be renamed the 2007 Equity Incentive Plan), must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, the ratification of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007 must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 36,056,917 shares outstanding and entitled to vote. Thus, the holders of 18,028,459 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Our Board of Directors, referred to in this proposal as the Board, is divided into three classes, and each class has a three-year term. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board, including vacancies created by an increase in the number of directors, may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class will serve for the remainder of the full term of that class and until the director’s successor is elected and has qualified.

The Board presently has six members. There are currently two directors in class I, Gregory Ennis and Ronald Goode Ph.D., whose term of office expires this year. Mr. Ennis was previously elected by the stockholders and has been nominated by the Board for election to a new term upon the recommendation of the Nominating and Corporate Governance Committee. Dr. Goode has not been nominated for reelection at the 2007 Annual Meeting, but will continue as a member of our Board until the end of his current term, when his successor is elected at the 2007 Annual Meeting. The Nominating and Corporate Governance Committee has recommended that the Board nominate R. Kent McGaughy, Jr., for election to our Board as a class I director to fill the vacancy that will result from Dr. Goode’s departure from the Board. If elected, Mr. McGaughy will receive the same compensation the Company provides to other newly elected directors. Mr. McGaughy was recommended for nomination to the Board by Mr. Finney, one of our independent directors. If elected at the annual meeting, Messrs. Ennis and McGaughy would serve until the 2010 annual meeting and until their respective successors are elected and qualified, or until the directors’ earlier death, resignation or removal. It is our policy to encourage directors and nominees for director to attend our annual stockholders’ meetings. All of the current directors attended the 2006 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Nominating and Corporate Governance Committee. Messrs. Ennis and McGaughy have each agreed to serve if elected, and we have no reason to believe that they will be unable to serve.

The following is a brief biography of each nominee and each director whose term will commence or continue after the annual meeting.

Nominees for Election for a Three-year Term Expiring at the 2010 Annual Meeting

Gregory Ennis

Mr. Ennis, age 41, has served as a director since November 1996. Mr. Ennis has been a Managing Director of Peninsula Equity Partners LLC, a venture capital firm, since April 2002. Prior to co-founding Peninsula Equity Partners LLC, Mr. Ennis served for four years as a Managing Director of the United States operations of Thompson Clive & Partners Inc., an international venture capital group, where he began as an Associate in 1992. Mr. Ennis is a member of the board of directors of several private companies. Mr. Ennis holds an A.B. in Economics and Political Science from Stanford University and an M.B.A. from The Anderson School at the University of California, Los Angeles.

  R. Kent McGaughy, Jr.

Mr. McGaughy, age 35, is a director nominee and has not previously served on our Board. From December 2003 to the present, Mr. McGaughy has served as an executive officer of CPMG, Inc, an investment advisor and a major stockholder of the Company. From 1998 to December 2003, Mr. McGaughy served as a partner in the Public Market Group of Cardinal Investment Company, Inc. an investment adviser and CPMG’s predecessor. Prior to joining Cardinal Investment Company, Mr. McGaughy worked in mergers and acquisitions at Simmons & Company International, an investment bank. Mr. McGaughy currently serves on the boards of directors of Arcadia

Exploration and Production Company, Semantra, Inc. and Reata Pharmaceuticals, Inc. Mr. McGaughy holds a B.A. from the University of Texas and an M.B.A from Harvard Business School.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2008 Annual Meeting

Gordon D. Denney

Mr. Denney, age 50, has served as a director since November 1996. Mr. Denney has been a financial manager of the Tom James Company, a clothing retailer and manufacturer, since October 1993. Mr. Denney is a Certificated Public Accountant, inactive status, and holds a B.S. in Commerce and Business Administration from the University of Alabama at Tuscaloosa.

William A. Hasler

Mr. Hasler, age 65, has served as a director since August 2000. From July 1998 to February 2004, Mr. Hasler served as a Co-Chief Executive Officer of Aphton Corporation, a biopharmaceutical company. From August 1991 to July 1998, Mr. Hasler was the Dean of the Haas School of Business at the University of California, Berkeley. Mr. Hasler is a director of numerous companies, including Ditech Networks Corporation, Mission West Properties, Schwab Funds, Solectron Corporation and Harris Stratex Networks. Mr. Hasler received a B.A. from Pomona College and an M.B.A. from Harvard University.

Directors Continuing in Office Until the 2009 Annual Meeting

Dan W. Denney, Jr., Ph.D.

Dr. Denney, age 53, is our founder and has served as our Chief Executive Officer since November 1999 and as our Chairman of the Board since August 1996. Dr. Denney did his postdoctoral research in the laboratory of Dr. Harden McConnell in the Chemistry Department at Stanford University, where he was a Merck Fellow. Dr. Denney then served as a Visiting Scholar at the University of Alberta in Canada prior to founding Genitope. Dr. Denney holds a B.A. from Vanderbilt University and a Ph.D. in Microbiology and Immunology from Stanford University School of Medicine.

Stanford C. Finney

Mr. Finney, age 58, has served as a director since May 2003. Since March 1997, Mr. Finney has served as Chief Executive Officer of Spyglass Trading, L.P., a registered broker/dealer. Mr. Finney has also served as President of Rainbow Trading Corporation, a registered commodity trading advisor and pool operator, since 1991 and as President of Rainbow Trading Systems, a private investment firm, since 1976. From 1991 until 2000, Mr. Finney co-owned and served as a portfolio manager for Regal Asset Management, a private investment firm. Mr. Finney has held various positions with investment firms over the past thirty years, including Eppler, Guerin and Turner, Inc., a regional brokerage firm, Shearson Lehman Brothers and Salomon Smith Barney. Mr. Finney received a B.S.B.A. and an M.B.A. from the University of Arkansas.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under The Nasdaq Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following four current directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Ennis, Finney, Hasler and Dr. Goode. In making this determination, the Board found that none of the these directors had a material or other disqualifying relationship with the Company. In that regard, the Board took into account the purchase of shares of common stock from the underwriters in certain of our public offerings by Spyglass Trading L.P., a registered broker/dealer of which Mr. Finney is the chief executive officer, at the offering price less the concessions allowable to dealers in such offerings. Dr. Denney, the Company’s Chief Executive Officer, and Mr. Denney, who is Dr. Denney’s brother, are not “independent” within the meaning of the NASDAQ listing standards. In addition, the Board has affirmatively determined that Mr. McGaughy, a nominee for director, would be an independent director within the meaning of the applicable NASDAQ listing standards based on the information the Board has to date, if he is elected by the stockholders to the Board.

Meetings of the Board of Directors

During the fiscal year ended December 31, 2006, the Board met ten times. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member. Applicable NASDAQ listing standards require that the independent directors meet from time to time in executive session. In fiscal 2006, our independent directors met ten times in regularly scheduled executive sessions at which only independent directors were present.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2006 for each of the Board committees:

Nominating and
Name	Audit		Compensation		Corporate Governance

Dan W. Denney, Jr.
Gordon D. Denney
Gregory Ennis	X		X		X	*
Stanford C. Finney					X
Ronald L. Goode(1)	X		X	*
William A. Hasler	X	*	X
Total meetings in fiscal 2006	8		10		2

*	Committee Chairperson

(1)	Dr. Goode has not been nominated to stand for reelection at the annual meeting of stockholders, but will continue to serve on our Board until the 2007 annual meeting of stockholders. Dr. Goode resigned from the Nominating and Corporate Governance Committee in February 2007 and was appointed in February 2007 to the Audit Committee to replace Mr. Finney. It is currently anticipated that Mr. Finney will be appointed to the Audit Committee to replace Dr. Goode, that, if elected, Mr. McGaughy will be appointed to the Compensation Committee to replace Dr. Goode and that Mr. Ennis will become Chairman of the Compensation Committee.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, to oversee the Company’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualifications, independence and performance of the Company’s independent registered public accounting firm. For these purposes, the Audit Committee performs several functions. Among other things, our Audit Committee:

•	evaluates the performance and assesses the qualifications of the independent registered public accounting firm;

•	determines and approves the engagement of the independent registered public accounting firm to perform audits;

•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	evaluates employment by the Company of individuals formerly employed by the independent registered public accounting firm and engaged on the Company’s account and any conflicts or disagreements between the independent registered public accounting firm and management regarding financial reporting, accounting practices or policies;

•	monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law;

•	reviews and approves or rejects all related-person transactions with officers and directors;

•	discusses with management and the independent registered public accounting firm the results of the annual audit;

•	confers with management and the independent auditors regarding the scope, adequacy and effectiveness of internal control over financial reporting;

•	establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviews the financial statements proposed to be included in the Company’s Annual Report on Form 10-K; and

•	discusses with management and the independent registered public accounting firm the results of that firm’s review of the Company’s quarterly financial statements.

The Audit Committee is currently composed of three directors: Messrs. Ennis and Hasler and Dr. Goode. In February 2007, Dr. Goode was appointed to the Audit Committee to fill the vacancy created by the resignation of Mr. Finney from the Audit Committee. In 2006, the Audit Committee met eight times. The Audit Committee is governed by a written Audit Committee Charter adopted by the Board. In April 2007, our Board amended the written charter of our Audit Committee. The Audit Committee charter can be found in the Corporate Governance section of the Investor Relations section of the Company’s website at www.genitope.com.

The Board annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rules 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board has determined that Mr. Hasler qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. The Board made a qualitative assessment of Mr. Hasler’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. In making that determination, the Board relied on the past business experience of Mr. Hasler. Please see the description of the business experience for Mr. Hasler under the heading “Directors Continuing in Office Until the 2008 Annual Meeting.”

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year end December 31, 2006 with management of the Company and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE

Gregory Ennis
Ronald L. Goode
William A. Hasler (Chairman)

Compensation Committee

The Compensation Committee is currently composed of three directors: Messrs. Ennis and Hasler and Dr. Goode. The Board has determined that all members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee has adopted a written charter that can be found in the Corporate Governance section of the Investor Relations section of the Company’s website on the worldwide web at www.genitope.com. In April 2007, our Board amended the written charter of our Compensation Committee.

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and other senior management and evaluation of performance in light of these stated objectives;

•	review and recommendation to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer, other executive officers and directors;

•	review and approval of appropriate insurance coverage for our officers and directors; and

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Commencing this year, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other SEC filings.

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Genitope under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee Processes and Procedures

During 2006, the Compensation Committee met ten times. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Information regarding consultants engaged by the Compensation Committee is provided in the Compensation Discussion and Analysis section of this proxy statement.

Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2003, the Compensation Committee formed a Non-Officer Stock Option Subcommittee, currently composed of Dr. Denney, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees and employees who have been promoted, within specified limits approved by the Compensation Committee. Typically, as part of its oversight function, the Compensation Committee will review on a quarterly basis the list of grants made by the subcommittee.

For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Generally, the Compensation Committee reviews, discusses and assesses its own performance at least annually. The Compensation Committee also periodically reviews and assesses the adequacy of its charter, including the Compensation Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2006 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. For information with respect to related-person transactions involving members of the Compensation Committee, see “Transactions with Related Persons.”

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

COMPENSATION COMMITTEE

Ronald L. Goode (Chairman)
Gregory Ennis
William A. Hasler

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s role is to oversee all aspects of the Company’s corporate governance functions on behalf of the Board, including reviewing the management’s efforts to monitor compliance with the Company’s programs and policies, such as the Company’s code of business conduct and ethics; identifying, reviewing and evaluating candidates to serve as directors of the Company; overseeing and reviewing the procedures used by the Company to disseminate information to the Board and its committees; reviewing and evaluating incumbent directors; making recommendations to the Board regarding the membership and chairmanship of each committee; and making other recommendations to the Board regarding affairs related to directors of the Company.

The Nominating and Corporate Governance Committee has not established any specific minimum qualifications that must be met for recommendation for a position on the Company’s Board. Instead, in considering candidates for director, the Nominating and Corporate Governance Committee will generally consider all relevant factors, including, among others, the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company, the candidate’s reputation for personal integrity and ethics and the candidate’s ability to exercise sound business judgment. Other relevant factors, including diversity, age and skills, will also be considered. Candidates for director are evaluated in the context of the existing membership of the Board (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders.

The Nominating and Corporate Governance Committee uses its network of contacts (and those of other members of the Board) when compiling a list of potential director candidates and may also engage outside consultants (such as professional search firms). At this time, the Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

2 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Genitope under the 1933 Act or the 1934 Act, other than the Company’s Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In this regard, the Nominating and Corporate Governance Committee recommended to the Board that Mr. Ennis be nominated for reelection and that Mr. McGaughy be nominated for election at the 2007 Annual Meeting, each of which nominations were subsequently approved by the Board. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not received a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Corporate Governance Committee is composed of two directors: Messrs. Ennis and Finney. The Board has determined that both members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). In 2006, the Nominating and Corporate Governance Committee met two times. The Nominating and Corporate Governance Committee has adopted a written Nominating and Corporate Governance Committee Charter that can be found in the Corporate Governance section of the Investor Relations section of the Company’s website on the worldwide web at www.genitope.com.

Stockholder Communications With the Board of Directors

Historically, the Company has not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year, the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Genitope at 6900 Dumbarton Circle, Fremont, California 94555. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committees, as appropriate.

Code of Ethics

The Company has adopted the Genitope Corporation Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our corporate website on the worldwide web at www.genitope.com in connection with “Investor” materials. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics by disclosing such information on the same website. You may also request a copy of our code of business conduct and ethics by contacting investor relations department at IR@genitope.com.

PROPOSAL 2

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE EQUITY
INCENTIVE PLAN

We believe that an employee equity compensation program is a necessary and powerful incentive and retention tool that benefits all of our stockholders. In August 2003, our Board adopted, and our stockholders subsequently approved, Genitope’s 2003 Equity Incentive Plan (the “Incentive Plan”). In April 2007, our Board amended and restated the Incentive Plan, subject to stockholder approval, and as part of that amendment and restatement, the Incentive Plan was renamed the Genitope Corporation 2007 Equity Incentive Plan. The purposes of the amendment and restatement are:

•	to ensure that options and stock appreciation rights granted under the Incentive Plan qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	to provide for awards that may be granted or may vest based upon the achievement of certain corporate performance goals and that are intended to qualify as “performance-based compensation” for purposes of Section 162(m);

•	to provide additional flexibility under the Incentive Plan with respect to the treatment of awards in the event of certain corporate transactions; and

•	to ensure compliance with Section 409A of the Code regarding deferred compensation arrangements under the Incentive Plan.

To achieve these objectives, in this Proposal 2, we are asking our stockholders to approve the amendment and restatement of the Incentive Plan.

Section 162(m) of the Code (“Section 162(m)”) denies a deduction to any publicly held corporation for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. For the grant of awards to qualify as “performance-based compensation” under Section 162(m), among other things, the plan must provide a per-person limitation on the number of shares subject to options, stock appreciation rights and performance-based awards, and on the amount of cash that may be subject to performance-based cash awards, granted to any employee under the plan in any year. Further, Section 162(m) requires that the execise price of options and stock appreciation rights be at least 100% of the fair market value of the underlying common stock on the date of grant. Accordingly, the Incentive Plan has been amended and restated, subject to stockholder approval, to establish annual per-person and exercise-price limitations as required to comply with Section 162(m). In addition, certain awards may qualify as “performance-based compensation” only if the awards are granted or vest based upon performance goals that are consistent with one or more pre-established criteria enumerated under the plan. We are proposing to amend and restate the Incentive Plan to provide for the grant of this type of award.

To provide us with additional flexibility with regard to the treatment of outstanding awards in the event of certain corporate transactions, the Incentive Plan has been amended and restated, subject to stockholder approval, to allow us to provide payments to participants in lieu of providing for the exercise of these outstanding awards. In addition, the amendments provide that shares issued in connection with a merger or acquisition, as permitted by the rules of the applicable national securities exchange, would not reduce the number of shares available for issuance under the Incentive Plan.

Finally, the Incentive Plan has been amended and restated, subject to stockholder approval, to give discretion to the Board, in the event that the Board elects to provide deferred compensation arrangements, to amend the Incentive Plan in the future, or to make or amend awards under the Incentive Plan, to incorporate the terms necessary to comply with the requirements of Section 409A, including requirements regarding the timing of distribution of awards that may be considered deferred compensation under Section 409A. These changes are designed to exempt the awards from Section 409A or to preserve the intended tax treatment of the benefits provided with respect to the award under Section 409A.

The following summary description of the Incentive Plan, as proposed to be amended and restated, is qualified in its entirety by reference to the full text of the amended and restated Incentive Plan that is attached to this proxy statement as Appendix A, including all changes that this proposal would effect if approved by our stockholders at the annual meeting.

Our stockholders are requested in this Proposal 2 to approve the amendment and restatement of the Incentive Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendments to the Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The table below summarizes the share reserve/allocation under all of our equity incentive plans as of March 31, 2007:

	Shares Available for
	Grant	Options Outstanding
			Weighted
			Average	Weighted Average
		Number of	Exercise	Remaining
Plan	Number of Shares	Shares	Price	Contractual Term

1996 Stock Option Plan	We no longer grant equity awards under this plan	321,852	$2.15	4.98 years
2003 Equity Incentive Plan	3,699,411	3,858,255	$8.41	8.46 years
2003 Non-Employee Directors’ Stock Option Plan	109,333	273,000	$10.49	7.53 years
2003 Employee Stock Purchase Plan	396,917	N/A	N/A	0.5 years

The essential features of the Incentive Plan, as amended and restated, are outlined below.

General.  The Incentive Plan, as amended and restated, provides for the grant of nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance cash awards and other forms of equity compensation (collectively, “awards”). Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code.

Share Reserve.  As of March 31, 2007, an aggregate of 7,559,218 shares of our common stock were reserved for issuance under the Incentive Plan, which amount increases annually on January 1 of each year until 2013 by 5% of the number of shares of our common stock outstanding on such date. However, our Board has the authority to designate a smaller number of shares by which the authorized number of shares of our common stock will be increased on such date.

Under the Incentive Plan, as amended and restated, shares may be issued in connection with a merger or acquisition as permitted by the rules of the applicable national securities exchange, and such issuance will not reduce the number of shares available for issuance under the Incentive Plan. If an award granted under the Incentive Plan expires or otherwise terminates without being exercised in full or is settled in cash, then such expired, terminated or settled award will not reduce the number of shares available for issuance under the Incentive Plan. Furthermore, if any shares of our common stock issued pursuant to an award are forfeited to us because of the failure to meet a contingency or condition required for the vesting of such shares, then the forfeited shares will revert to and again become available for issuance under the Incentive Plan. In addition, any shares withheld for the payment of taxes or acquired by us as consideration for the exercise of an option will again become available for issuance under the Incentive Plan. Shares issued under the Incentive Plan may be previously unissued shares or reacquired shares bought on the market or otherwise.

Administration.  Our Board administers the Incentive Plan. Subject to the terms of the Incentive Plan, our Board has the power to construe and interpret the Incentive Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares of our common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price or strike price of each award, the type of consideration permitted to exercise or purchase each award and other terms of the award.

Our Board has the power to delegate some or all of the administration of the Incentive Plan to a committee or committees. In the discretion of our Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the 1934 Act, or solely of two or more “outside directors” within the meaning of Section 162(m). Our Board has delegated administration of the Incentive Plan to the Compensation Committee of our Board. As used herein with respect to the Incentive Plan, our “Board” refers to any committee our Board appoints or, if applicable, any subcommittee, as well as to our Board of Directors itself.

Eligibility.  All of our employees, directors and consultants, as well as those of our affiliates, are eligible to receive all types of awards under the Incentive Plan. Under the Incentive Plan, as amended and restated, no employee may be granted options and stock appreciation rights covering more than 5,000,000 shares of our common stock during any calendar year.

Authority to Reprice.  Our Board shall have the authority, with the consent of any adversely affected participant, to: (i) reprice any outstanding options under the Incentive Plan, (ii) cancel any outstanding options under the Incentive Plan and substitute such options with new options, other stock awards, cash or other consideration, and (iii) effect any other action that is treated as a repricing under generally accepted accounting principles.

Nonstatutory Stock Options.  Options may be granted under the Incentive Plan pursuant to option agreements. The following is a description of the permissible terms of options under the Incentive Plan. Individual option agreements may be more restrictive as to any or all of the permissible terms described below.

Under the Incentive Plan, as amended and restated, the exercise price of options may not be less than 100% of the fair market value of our common stock on the date of grant. On April 26, 2007, the closing price of our common stock as reported on the Nasdaq Global Market was $3.85 per share.

The exercise price of options granted under the Incentive Plan must be paid, to the extent permitted by applicable law and at the discretion of our Board, (i) by cash, check, bank draft or money order, (ii) pursuant to a broker-assisted cashless exercise, (iii) by delivery of our other common stock, (iv) pursuant to a net exercise arrangement, or (v) in any other form of legal consideration acceptable to our Board.

Options granted under the Incentive Plan may become exercisable in cumulative increments, or “vest,” as determined by our Board. Vesting typically will occur during the participant’s continued service with us or our affiliates, whether such service is performed in the capacity of an employee, consultant or director (collectively, “service”) and regardless of any change in the capacity of the service performed. Shares covered by different options granted under the Incentive Plan may be subject to different vesting terms. Our Board has the authority to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event, the participant may be required to enter into an early exercise agreement that allows us to repurchase unvested shares if the participant’s service terminates before vesting.

To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of the option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the participant, or by any other method set forth in the option agreement.

Our Board will determine the maximum term of options granted under the Incentive Plan. Options granted under the Incentive Plan generally terminate three months after termination of the participant’s service unless (i) termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months following termination;

(ii) the participant dies before the participant’s service has terminated, or within a specified period after termination of service, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months following the participant’s death by the person or persons to whom the rights to such option have passed; or (iii) the option by its terms specifically provides otherwise. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Unless provided otherwise by our Board, a participant may not transfer an option other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. During the lifetime of the participant, only the participant (or the transferee pursuant to a domestic relations order) may exercise an option. A participant may also designate a beneficiary who may exercise an option following the participant’s death. Shares subject to repurchase by us pursuant to an early exercise arrangement may be subject to restrictions on transfer that our Board deems appropriate.

Restricted Stock Awards.  Restricted stock awards may be granted pursuant to restricted stock award agreements. A restricted stock award may be awarded in consideration of past or future services actually or to be rendered to us or our affiliates, or any other form of legal consideration that may be acceptable to our Board.

Shares of stock acquired under a restricted stock award may, but need not be, subject to forfeiture or a repurchase option in our favor in accordance with a vesting schedule as determined by our Board. Our Board has the authority to accelerate the vesting of stock acquired pursuant to a restricted stock award.

Upon termination of a participant’s service, we may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable restricted stock award agreement. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as determined by our Board.

Restricted Stock Unit Awards.  Restricted stock unit awards may be granted under the Incentive Plan pursuant to restricted stock unit award agreements. The purchase price, if any, for restricted stock unit awards may be paid in any form of legal consideration acceptable to our Board. A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, or by any combination of these means as determined by our Board.

Restricted stock unit awards vest at the rate specified in the restricted stock unit award agreement as determined by our Board. However, at the time of grant, our Board may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the restricted stock unit award after vesting.

Dividend equivalent rights may be credited with respect to shares covered by a restricted stock unit award. However, we do not anticipate paying cash dividends on our common stock for the foreseeable future. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of service.

Stock Appreciation Rights.  Stock appreciation rights may be granted under the Incentive Plan pursuant to stock appreciation rights agreements. Each stock appreciation right is denominated in shares of common stock equivalents. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (i) the aggregate fair market value of our common stock on the date of exercise, over (ii) the strike price determined by our Board on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of our common stock, or any other form of consideration determined by our Board. Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by our Board.

Upon termination of a participant’s service, the participant generally may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date the service relationship ends. However, in no event may a stock appreciation right be exercised beyond the expiration of its term.

Other Equity Awards.  Our Board may grant other equity awards that are valued in whole or in part by reference to our common stock. Subject to the provisions of the Incentive Plan, our Board has the authority to determine the persons to whom and the dates on which such other equity awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of these awards.

Performance-Based Awards.  Under the Incentive Plan, as amended and restated, an award may be granted, vest or be exercised based upon the attainment, during a certain period of time, of certain performance goals. All of our employees and those of our affiliates and our directors are eligible to receive performance-based awards under the Incentive Plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by our Board. The maximum number of shares that may be granted to any participant in any calendar year attributable to performance-based stock awards may not exceed 100,000 shares of our common stock. The maximum amount that may be granted to any participant in any calendar year attributable to performance-based cash awards may not exceed $375,000.

In granting a performance-based award, our Board will set a period of time (a “performance period”) over which the attainment of one or more goals (“performance goals”) will be measured for the purpose of determining whether the award recipient has a vested right in or to the award. Within the time period prescribed by Section 162(m) (typically before the 90th day of a performance period), our Board will establish the performance goals, based upon one or more pre-established criteria (“performance criteria”) enumerated in the Incentive Plan and described below. As soon as administratively practicable following the end of the performance period, our Board will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the Incentive Plan will be determined by our Board, based on one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an award is not intended to comply with Section 162(m), other measures of performance selected by our Board.

Our Board is authorized to determine whether, when calculating the attainment of performance goals for a performance period, as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, our Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals.

If this Proposal 2 is approved by our stockholders, compensation attributable to performance-based awards under the Incentive Plan will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee composed solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and (iii) our Compensation Committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied.

Adjustment Provisions.  If any change is made to the outstanding shares of our common stock without our receipt of consideration (whether through merger, consolidation, reorganization, stock dividend, or stock split or other specified change in our capital structure), appropriate adjustments will be made to: (i) the maximum number and/or class of securities issuable under the Incentive Plan, (ii) the maximum number and/or class of securities for which any one person may be granted options and/or stock appreciation rights or performance-based awards per calendar year, and (iii) the number and/or class of securities and the price per share in effect under each outstanding award under the Incentive Plan.

Effect of Certain Corporate Events.  Unless otherwise provided in a written agreement between us or any of our affiliates and the holder of an award, in the event of a corporate transaction (as defined in the Incentive Plan and described below), all outstanding stock awards under the Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for the stock awards, then (i) with respect to any stock awards that are held by individuals whose continuous service with us or our affiliates has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of these stock awards will be accelerated in full and the awards will terminate if not exercised prior to the effective date of the corporate transaction, and (ii) with respect to any stock awards that are held by other individuals, the vesting and exercisability provisions of these stock awards will not be accelerated and the awards will terminate if not exercised prior to the effective date of the corporate transaction (except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction). In the event a stock award will terminate if not exercised, under the Incentive Plan as amended and restated, our Board may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but will receive a payment equal to the excess of the value of the property the holder would have received upon exercise over any exercise price.

For purposes of the Incentive Plan, a corporate transaction will be deemed to occur in the event of (i) a sale of all or substantially all of our consolidated assets, including those of our subsidiaries, (ii) the sale of at least 90% of our outstanding securities, (iii) the consummation of a merger or consolidation in which we are not the surviving corporation, or (iv) the consummation of a merger or consolidation in which we are the surviving corporation but shares of our outstanding common stock are converted into other property by virtue of the transaction.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after the occurrence of specified change-in-control transactions (as defined in the Incentive Plan), as may be provided in the agreement for such award or as may be provided in any other written agreement between us or our affiliates and the participant, but in the absence of such provision, no such acceleration will occur.

The acceleration of vesting of an award in the event of a corporate transaction or a change-in-control event under the Incentive Plan may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Section 409A.  Under the Incentive Plan, as amended and restated, to the extent that our Board determines that any award granted under the Incentive Plan is subject to Section 409A of the Code, the award agreement evidencing the award will incorporate the terms necessary to comply with the requirements of Section 409A, including requirements regarding the timing of distribution of awards that may be considered deferred compensation under Section 409A. Our Board may adopt amendments to the Incentive Plan and any applicable award agreement (including amendments with retroactive effect) or take any other actions that our Board determines are necessary or appropriate to (i) exempt the award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the award, or (ii) comply with the requirements of Section 409A of the Code.

Duration, Amendment and Termination.  Our Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time. The Incentive Plan will terminate when our Board terminates the Plan. Our Board may amend or modify the Incentive Plan at any time. However, no amendment will be effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy applicable law or applicable exchange listing requirements. Our Board also may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

The following is a summary of the principal United States federal income tax consequences to our employees and to us with respect to participation in the Incentive Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Nonstatutory Stock Options.  No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Awards.  Upon receipt of a restricted stock award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares. We will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

However, if the shares issued upon the grant of a restricted stock award are unvested and subject to reacquisition or repurchase by us in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when our reacquisition or repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the reacquisition or repurchase right lapses, over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of (x) the fair market value of the shares on the date of issuance, over (y) the purchase price, if any, paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the reacquisition or repurchase right lapses.

Upon disposition of the stock acquired upon the receipt of a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Unit Awards.  No taxable income is recognized upon receipt of a restricted stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. We and the participant will be required to satisfy certain tax withholding requirements applicable to such income. Subject to the requirement of reasonableness, Section 162(m) and the satisfaction of a tax reporting obligation, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Stock Appreciation Rights.  No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) and the satisfaction of a reporting obligation, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Potential Limitation on Company Deductions.  Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if such awards are approved by a compensation committee composed solely of “outside directors” and the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.

Compensation attributable to restricted stock awards, restricted stock unit awards and performance-based awards will qualify as performance-based compensation, provided that: (i) the award is approved by a compensation committee composed solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) our Compensation Committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2006:

Equity Compensation Plan Information(1)

Number of Securities
Remaining Available for
	Number of Securities to be	Weighted-Average	Issuance Under Equity
	Issued Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,870,520	$8.80	2,591,155
Equity compensation plans not approved by security holders	—	—	—
Total	3,870,520	$8.80	2,591,155

(1)	On January 1st of each year, the number of authorized shares under (a) the 2003 Equity Incentive Plan automatically increases by a number of shares equal to 5% of the outstanding shares on December 31st of the preceding calendar year (to be renamed the 2007 Equity Incentive Plan if this amendment and restatement is approved by our stockholders), (b) the 2003 Non-Employee Directors’ Stock Option Plan automatically increases by a number of shares equal to the lesser of (i) the number of shares of common stock subject to option during the preceding calendar year and (ii) such other number as determined by the Board, (c) the 2003 Employee Stock Purchase Plan automatically increases by a number of shares equal to the lesser of (i) 166,666 shares, (ii) 1.5% of the outstanding shares on December 31st of the preceding calendar year, and (iii) such other number as determined by the Board. On January 1, 2007, the number of shares of stock available for future issuance was automatically increased by 1,802,634 under our 2003 Equity Incentive Plan, 50,000 under our 2003 Non-Employee Directors’ Stock Option Plan and by 166,000 under our 2003 Employee Stock Purchase Plan pursuant to the terms of those plans.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of Deloitte & Touche LLP for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has acted in that capacity and audited the Company’s financial statements since its appointment in June 2006. Prior to Deloitte & Touche LLP’s appointment, PricewaterhouseCoopers LLP acted as the Company’s independent registered public accounting firm since its appointment in May 2003. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal year ended December 31, 2006 by Deloitte & Touche LLP, the Company’s independent registered public accounting firm for that fiscal year and, for the fiscal year ended December 31, 2005, by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for that fiscal year.

	Fiscal Year Ended
	December 31,
	2006*	2005
	(In thousands)

Audit Fees(a)	$502	$368
Audit-related Fees(b)	—	—
Tax Fees(c)	—	—
All Other Fees(d)	—	—

Total Fees	$502	$368

*	Does not include $107,000 in Audit Fees that were billed for services in 2006 provided by PricewaterhouseCoopers LLP.

(a)	Consists of fees billed for services associated with the annual audit, including the audit of internal control over financial reporting, the reviews of the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, as well as services performed in conjunction with our filings of Registration Statements on Form S-3 and S-8 and related prospectuses and prospectus supplements.

(b)	Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” for the fiscal year ended December 31, 2006.

(c)	Includes fees billed for professional services for tax compliance, tax advice and tax planning.

(d)	Includes fees for products and services other than the services described above.

Change in Independent Auditors

On June 20, 2006, we dismissed PricewaterhouseCoopers LLP as our independent registered public accounting firm, and Deloitte & Touche LLP was appointed to serve as our new independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2006. The dismissal of PricewaterhouseCoopers LLP and the engagement of Deloitte & Touche LLP were approved by the Audit Committee.

As previously reported and as discussed in Management’s Report on Internal Control Over Financial Reporting under Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2005, our management identified the following material weakness in our internal control over financial reporting:

We did not maintain effective controls over the selection, application and monitoring of its accounting policies for leases. Specifically, we did not have effective controls to ensure the accurate accounting for leases entered into for a new manufacturing facility and a new corporate headquarters building in accordance with generally accepted accounting principles. This control deficiency resulted in the restatement of the interim financial statements for the second and third quarters of 2005 and audit adjustments to the 2005 annual financial statements. Additionally, this control deficiency could result in a misstatement of property and equipment, accumulated depreciation, lease financing liability and related expense accounts, which could result in a material misstatement of annual or interim financial statements that would not be prevented or detected.

Because of the material weakness described above, management concluded that we did not maintain effective internal control over financial reporting as of December 31, 2005.

During the first quarter of 2006, to remediate the material weakness in our internal control over financial reporting, we implemented controls designed to provide additional contract review procedures related to leases and additional review procedures to monitor factors affecting lease accounting practices. We tested the operating effectiveness of these newly designed controls and found them to be effective and management then concluded that, as of March 31, 2006, the material weakness has been remediated.

Except for the material weakness described above, there were no reportable events under Item 304(a)(1)(v) of SEC Regulation S-K that occurred during the fiscal years ended December 31, 2005 and 2004, and through June 20, 2006. One of our authorized officers discussed the material weakness described above with PricewaterhouseCoopers LLP, and we authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of Deloitte & Touche LLP concerning the subject matter of the material weakness described above.

We provided PricewaterhouseCoopers LLP with a copy of the foregoing disclosures and requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of that letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission, dated June 23, 2006, was filed as Exhibit 16.1 to our report on Form 8-K filed with the SEC on June 26, 2006.

Prior to engaging Deloitte & Touche LLP, we did not consult with Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided that Deloitte & Touche LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or other financial reporting issue, or any other matter that was either the subject of a disagreement (as described in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

The Board of Directors Recommends
A Vote in Favor of Proposal 3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 22, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table presented later in this proxy statement; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
	Number of	Percent of
Beneficial Owner	Shares	Total

CPMG, Inc.(2)	6,124,819	17.0%
Dan W. Denney, Jr., Ph.D(3)	1,620,577	4.5%
John M. Vuko(4)	169,911	*
Thomas DeZao(5)	119,881	*
Claude Miller(6)	92,770	*
Michael Buckley, Ph.D.(7)	49,656	*
Bonnie Charpentier, Ph.D.(8)	123,372	*
Stanford C. Finney(9)	1,887,022	5.2%
Gregory Ennis(10)	742,257	2.1%
Gordon D. Denney(11)	134,220	*
William A. Hasler(12)	130,462	*
Ronald L. Goode, Ph.D.(13)	34,499	*
R. Kent McGaughy, Jr.(14)	6,124,819	17.0%
All directors and executive officers as a group (11 persons)(15)	11,249,446	30%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G, if any, filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 36,052,685 shares outstanding on February 22, 2007, adjusted as required by rules promulgated by the SEC. Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 22, 2007, are deemed outstanding for computing the percentage of beneficial ownership of the person holding such options but are not deemed outstanding for computing the percentage of beneficial ownership of any other person. Unless otherwise provided, the address for each of the beneficial owner’s above is c/o Genitope Corporation, 6900 Dumbarton Circle, Fremont, California 94555.

(2)	Based on information provided to the Company: (i) the address of CPMG, Inc. is 2100 McKinney, Suite 1770, Dallas, Texas 75201; (ii) CPMG, Inc. may be deemed to beneficially own shares owned and/or held by and/or for the account and/or benefit of other persons, including persons for which CPMG, Inc. serves as an investment adviser and/or manager; (iii) Edward W. Rose III is the sole director and a shareholder of CPMG, Inc.; (iv) Mr. Rose may be deemed to beneficially own shares owned and/or held by and/or for the account and/or benefit of CPMG, Inc.; and (v) each of CPMG, Inc. and Mr. Rose disclaims beneficial ownership of the securities covered by this statement, except to the extent of the pecuniary interest of such person in such securities.

(3)	Includes 353,644 shares that Dr. Denney has the right to acquire within 60 days of February 22, 2007 through the exercise of stock options.

(4)	Includes 161,687 shares that Mr. Vuko has the right to acquire within 60 days of February 22, 2007 through the exercise of stock options.

(5)	Includes 116,635 shares that Mr. DeZao has the right to acquire within 60 days of February 22, 2007 through the exercise of stock options.

(6)	Includes 92,770 shares that Mr. Miller has the right to acquire within 60 days of February 22, 2007 through the exercise of stock options.

(7)	Includes 49,062 shares that Dr. Buckley has the right to acquire within 60 days of February 22, 2007 through the exercise of stock options.

(8)	Includes 103,321 shares that Dr. Charpentier has the right to acquire within 60 days of February 22, 2007 through the exercise of stock options. Dr. Charpentier resigned as our Vice President, Regulatory Affairs, in December 2006. Pursuant to a severance agreement entered into with Dr. Charpentier on December 22, 2006, all of Dr. Charpentier’s unvested options as of December 22, 2006 were terminated and Dr. Charpentier is entitled to exercise all vested options as of such date at any time prior to December 31, 2007.

(9)	Includes 55,332 shares that Mr. Finney has the right to acquire within 60 days of February 22, 2007 through the exercise of stock options. Includes 259,333 shares of common stock that Mr. Finney has the right to acquire within 60 days of February 22, 2007 through the exercise of an outstanding warrant. Also includes 126,900 shares held by Rainbow Futures Partners, Ltd., 316,748 shares held by Rainbow Investors, 320,483 shares held by Rainbow Trading Corporation, 305,504 shares held by Rainbow Trading Systems, Inc. and 20,000 shares held by Pinehurst Investment Partners. Mr. Finney is the controlling shareholder of Rainbow Trading Systems, Inc. and of Rainbow Trading Corporation, the general partner of Rainbow Futures Partners, Ltd. and Rainbow Trading Ventures Partners, Ltd. Mr. Finney is also the managing partner of Rainbow Investors Partners, Shinnecock Investment Partners and Pinehurst Investment Partners. Mr. Finney disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.

(10)	Includes 66,332 shares that Mr. Ennis has the right to acquire within 60 days of February 22, 2007 through the exercise of stock options. Also includes 109,015 shares held by Peninsula Equity Partners, L.P., 516,649 shares held by Peninsula Equity Partners SBIC, L.P., 2,895 shares held by Peninsula Sodalis Fund, L.P. and 1,800 shares held in Mr. Ennis’ Peninsula Equity Partners’ 401(k) fund. Mr. Ennis is a managing member of the general partner of Peninsula Equity Partners, L.P. and Peninsula Sodalis Fund L.P. and a managing member of Peninsula Equity Partners SBIC, L.P. and a managing member of Peninsula Equity Partners SBIC, LLC, the general partner of Peninsula Equity Partners SBIC, L.P. Includes 6,683 shares and 650 shares of common stock that Peninsula Equity Partners SBIC, L.P. and Peninsula Equity Partners, L.P., respectively, have the right to acquire within 60 days of February 22, 2007 through the exercise of outstanding warrants. Mr. Ennis disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein.

(11)	Includes 1,666 shares held by Mr. Denney’s spouse, 5,832 shares held by Mr. Denney as Custodian Under UGMA for Davis Jordan Denney, 5,832 shares held by Mr. Denney as Custodian Under UGMA for Katherine Ann Denney and 53,332 shares that Mr. Denney has the right to acquire within 60 days of February 22, 2007 through the exercise of stock options.

(12)	Includes 65,332 shares that Mr. Hasler has the right to acquire with 60 days of February 22, 2007 through the exercise of stock options.

(13)	Consists solely of shares that Dr. Goode has the right to acquire within 60 days of February 22, 2007 through the exercise of stock options.

(14)	Includes shares described in Note 2 above. Mr. McGaughy is a partner and a shareholder of CPMG, Inc. Mr. McGaughy disclaims beneficial ownership of the shares held by these entities, except to the extent of his pecuniary interest therein.

(15)	Includes shares described in the notes above, as applicable. Total number of shares includes 9,811,843 shares of common stock held by persons and entities affiliated with our directors and executive officers, 266,666 shares issuable upon the exercise of outstanding warrants and 1,151,946 shares that certain directors and executive officers have the right to acquire within 60 days after February 22, 2007 pursuant to outstanding stock options. Does not include shares benefically owned by Mr. McGaughy, our director nominee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that three reports, covering an aggregate of three transactions, were filed late by CPMG, Inc., which beneficially owns more than ten percent of our outstanding common stock. CPMG is currently in discussions with the Company with respect to the amount of profit, if any, that may have been realized by CPMG in connection with such transactions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers (whom we refer to in this discussion as our NEOs) and places in perspective the data presented in the tables and other quantitative information that follows this section.

Compensation Program Philosophy and Goals

We believe that we offer an attractive and professionally rewarding work environment. Nevertheless, we also recognize that highly qualified executives have many career opportunities and that their choices to pursue their careers with us may rest in part upon the compensation we offer. The goals of our 2006 and, to date, 2007 executive compensation program are to:

•	Provide competitive compensation opportunities that attract and retain top performers;

•	Inspire employees to achieve superior performance and deliver results above our plan and our peers;

•	Create a direct, meaningful link between our business plan, our performance versus our peers and individual performance and rewards; and

•	Continue to align the interest of all employees and stockholders through the use of long-term equity incentives while effectively managing stockholder dilution.

To achieve these goals, our compensation program is structured to provide competitive compensation and relies on cash and equity incentives to reward both short- and long-term performance at the Company and individual levels.

We pay cash compensation to provide an appropriate and competitive level of current cash income and to reward, in the case of any bonus or salary increase, exemplary performance over the past year. We also offer long-term incentive compensation. As discussed in further detail below, our 2006 and, to date, 2007 compensation program for our NEOs consists of the following three primary components:

•	Base Salary. Base salary for each of our NEOs is based principally on an evaluation of individual job performance during the prior year, as well as an evaluation of the compensation levels of similarly situated executive officers at our peer companies and in our industry generally.

•	Cash Bonus. We believe that performance-based cash bonuses provide an important incentive to our NEOs to attain our key operational and strategic goals. NEO cash bonuses for 2006 were determined in accordance with the criteria set forth in our Management Incentive Bonus Plan, which takes into account corporate goals approved by the Board and, in most cases, the NEO’s performance with respect to his or her individual performance goals.

•	Long-Term Incentive Compensation. Long-term incentive awards, comprised of stock option grants, are designed to ensure that incentive compensation is linked to the long-term performance of our common stock and to align our NEOs’ performance goals with the interests of our stockholders. Stock options are granted to our NEOs both as a reward for past individual and corporate performance and as an incentive for future performance.

Role of the Compensation Committee of Board of Directors

For a description of the composition and responsibilities of the Compensation Committee of our Board of Directors, please see “Proposal 1: Election of Class I Directors — Information Regarding the Board of Directors and Corporate Governance — Information Regarding Committees of the Board of Directors — Compensation Committee” above.

In performing its responsibilities, the Compensation Committee considers such factors as it deems appropriate, including our performance and financial position, the alignment of the interests of the NEOs and our stockholders, the performance of our common stock and our ability to attract and retain qualified employees, including executive officers. In connection with its NEO compensation decisions, including decisions relating to the grant of stock options to NEOs, the Compensation Committee typically considers the recommendations of Dr. Denney, our Chief Executive Officer (whom we refer to in this discussion as the CEO), and Dr. Denney typically participates in the Compensation Committee’s deliberations about executive compensation matters. However, Dr. Denney does not participate in the determination of his own compensation, nor does he participate in deliberations with respect thereto. Dr. Denney also annually leads the development of our corporate goals and the NEO’s individual goals (other than his own) applicable to our Management Incentive Bonus Plan, which goals are reviewed and, subject to their input, approved, by the Compensation Committee and/or the Board. In determining his NEO compensation recommendations in 2006 and to date in 2007, Dr. Denney solicited the input of, and received documentary support from, our Human Resources group and the compensation and benefits experts described below under “Defining the Market — Benchmarking.” The Compensation Committee also received documentary and analysis support from these compensation and benefits experts. Other than Dr. Denney, no other executive officers recommended to the Compensation Committee the amount or form of executive officer compensation in 2006 or to date in 2007. Ms. Woodhead, our Vice President, Legal Affairs, and the senior member of our Human Resources group participated in portions of Compensation Committee meetings at which executive officer compensation was discussed, but did not participate in any discussions of either of their own compensation. The Compensation Committee has not delegated any of its executive compensation responsibilities to others.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. Rather, the Compensation Committee retains the flexibility to seek a balance between immediate cash rewards and long-term incentives as appropriate for each NEO, keeping in mind our goal of advancing our short- and long-term goals. Because of the overall importance to our success of aggressively pursuing our strategic goals, as well as to preserve our cash resources, a significant portion of our NEOs’ total compensation has been, and is expected to continue to be, comprised of stock options. In addition, the proportion of at-risk compensation generally increases in relation to an NEO’s responsibilities. The determination of each component of compensation is generally independent of the decisions regarding the other elements of compensation, although cash bonuses are generally structured as percentages of base salary and, as a result, will vary with base salary. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short- and long-term goals, the Compensation Committee relies on its judgment about each individual rather than adopting a strictly formulaic approach to compensatory decisions.

Typically, the Compensation Committee meets to review our current peer group and other industry data, consider the evaluations and recommendations of our CEO with respect to the other NEOs’ compensation, make any adjustments to annual base salaries, determine cash bonuses and equity awards and establish performance goals for the ensuing year during multiple meetings held during or near the first quarter of the year. The Compensation Committee determines compensation for new executive officer hires and makes other adjustments as needed throughout the year.

Defining the Market — Benchmarking

The market for experienced management in the biopharmaceutical industry is highly competitive. To address the challenges that we face, we seek the most highly qualified executives to manage each of our business functions. In doing so, we target a pool of talent that is highly sought after by both large and established pharmaceutical and biotechnology companies and by other development-stage life science companies. For these reasons, the Compensation Committee believes that, when making compensation decisions, it is important to be informed as to the compensation practices of publicly held companies in the biopharmaceutical industry.

In 2005, the Compensation Committee engaged Mellon Human Resources and Investor Solutions as a consultant to evaluate our then-current executive and broad-based compensation program versus the competitive market. The Committee did not retain a compensation consultant to advise the Compensation Committee with respect to its compensation decisions in 2006. Rather, the Compensation Committee determined that the compensation information that it had obtained from Mellon in 2005 remained sufficiently timely to inform the Compensation Committee’s 2006 compensation decisions.

As part of its 2005 engagement of Mellon, the Compensation Committee requested that Mellon assess the competitiveness of, evaluate and recommend improvements to, and assist the Compensation Committee in performing a comprehensive review of, our overall executive compensation, equity and incentive programs. The engagement included providing an analysis of all of our executive plans and programs, helping to identify an appropriate peer group for comparative purposes, performing analyses of competitive practices and compensation levels for that group and making recommendations for our 2005 compensation plan. At the request of the Compensation Committee, Mellon conducted individual interviews with members of the Compensation Committee and senior management to learn more about our business operations and strategy and key performance metrics and strategic goals, as well as the markets in which we compete. Mellon was retained by the Compensation Committee, reported directly to the Compensation Committee and has not performed any other compensation-related services for our company or our management.

As part of its analysis, Mellon collected and analyzed compensation information from a comparative group of biotechnology companies. The component companies in this group were identified by management in consultation with Mellon and presented to the Compensation Committee for its consideration and approval. Following an active dialogue with Mellon and management and resulting modifications, the Compensation Committee approved the selection of the peer group that the Compensation Committee determined included both companies with business characteristics similar to ours and a group of larger companies with which we compete for executive talent. The peer group included in the 2005 analysis by Mellon was composed of the following companies:

Mid-Size Biotechnology Companies	Large Biotechnology Companies

Abgenix, Inc.	Amgen Inc.
Antigenics Inc.	Biogen Idec Inc.
BioMarin Pharmaceutical Inc.	Celgene Corporation
Cell Genesys, Inc.	Cephalon, Inc.
Connetics Corporation	Chiron Corporation
CV Therapeutics, Inc.	Genentech, Inc.
Cytokinetics, Incorporated	Genzyme Corporation
Dendreon Corporation	Gilead Sciences, Inc.
Exelixis, Inc.	Millennium Pharmaceuticals, Inc.
Genencor International, Inc.
MannKind Corporation
Medarex, Inc.
Micromet, Inc. (formerly CancerVax)
Nektar Therapeutics
Neurocrine Biosciences, Inc.
PDL BioPharma (formerly Protein Design Lab Inc.)
Seattle Genetics, Inc.
ZymoGenetics, Inc.

To determine “market” levels of compensation, Mellon reviewed available executive compensation data for this identified peer group of companies and for comparable positions included in industry compensation surveys, including surveys prepared by Radford and Mellon, and averaged the results of the peer group and survey analyses to determine a “market” number to which it compared our compensation levels.

In determining NEO compensation for 2006, the Compensation Committee considered the results of the 2005 Mellon analysis and information from available industry reports, including the 2005 Radford Biotechnology Survey, a national survey of compensation levels and practices that included data from over 500 companies.

In January 2007, the Compensation Committee engaged Radford Surveys & Consulting to benchmark total direct compensation levels for executive positions and review our equity strategy based on emerging trends, shareholder pressure and expensing. As part of its engagement, Radford worked with the Compensation Committee to reach agreement on our compensation philosophy and peer group; assessed the competitiveness of our executive compensation and equity programs; researched information regarding current and emerging trends; examined our peer group and broader market equity burn rate and overhang levels; completed an assessment of our executive compensation and equity incentives and developed recommendations; provided related materials to the Compensation Committee; reviewed materials with the Compensation Committee and management; and made itself available for questions. Radford was retained by the Compensation Committee, reported directly to the Compensation Committee and has not performed any other compensation-related services for our company or our management.

In connection with its review, in March 2007, Radford presented to the Compensation Committee a report that:

•	Reviewed our compensation philosophy and peer group;

•	Presented Radford’s executive compensation competitive assessment, including:

•	Methodology and peer group;

•	Competitive assessment of base salary, target total cash and long-term incentives; and

•	Target total direct compensation;

•	Presented equity trends and addressed underwater option issues and alternatives; and

•	Presented Radford’s preliminary executive compensation recommendations.

This report was considered by the Compensation Committee in its April 2007 NEO compensation decisions.

As part of its analysis, Radford collected and analyzed compensation information from a comparative group of biotechnology companies. The component companies in this group were identified by Radford in consultation with our management and presented to the Compensation Committee for its consideration and approval. Following discussions among the Compensation Committee, Radford and management and resulting modifications, the Compensation Committee approved the selection of the peer group that the Compensation Committee believed to be appropriate. This peer group included industry peer companies that:

•	Predominately had market capitalizations between $100 million to $500 million and mid- to late- stage development portfolios; and

•	Are located primarily in western biotechnology centers.

The peer group included in the 2007 analysis by Radford was composed of the following companies:

Arena Pharmaceuticals, Inc.	ACADIA Pharmaceuticals Inc.	Rigel Pharmaceuticals, Inc.
Avigen, Inc.	Anesiva, Inc.	Seattle Genetics, Inc.
Cell Genesys, Inc.	Favrille, Inc.	Sonus Pharmaceuticals, Inc.
Cell Therapeutics, Inc.	Geron Corporation	Sunesis Pharmaceuticals, Inc.
Cerus Corporation	Maxygen, Inc.	Telik, Inc.
Cytokinetics, Incorporated	Novacea, Inc.	Threshold Pharmaceuticals, Inc.
Dendreon Corporation	Peregrine Pharmaceuticals, Inc.	Vical Incorporated
Dynavax Technologies Corporation	Pharmacyclics, Inc.	XenoPort, Inc.

To conduct its analysis, Radford blended available executive compensation data for this identified peer group of companies, and for comparable positions at public companies with between approximately 50 and 300 employees, included in the 2006 Radford Biotechnology Executive Total Direct Compensation Survey and proxy statement data (where proxy statement data were available) for the identified peer group of companies to form a final market data point to which it compared our compensation levels.

While benchmarking is not appropriate as a stand-alone tool for setting compensation due to the aspects of our business and goals that are unique to us, the Compensation Committee believes that gathering comparative information is an important part of its compensation-related decision-making process. The Compensation Committee applies its judgment in considering this comparative information, and, in making its compensation decisions, the Compensation Committee does not seek to match the compensation of the NEOs to a specific benchmark level.

Components of Compensation

Our NEOs’ compensation has three primary components — base salary, annual cash bonus and stock option awards.

Base Salary.  Base salary is the primary fixed element of our NEO compensation program. Base salary for each of our NEOs is based principally on an evaluation of individual job performance during the prior year, as well as an evaluation of the benchmarking information described above. Generally, the Compensation Committee believes that NEO base salaries should be set at levels that are competitive with the range of salaries for executives in similar positions and with similar responsibilities at comparable companies. In setting base salaries in 2006 and 2007, the Compensation Committee considered the competitive information provided by Mellon and Radford in 2005 and 2007, respectively, and adopted a philosophy of targeting base salary levels at approximately the 55th percentile of market. The Compensation Committee considered this 55th percentile target as a general guideline for the appropriate base salary levels, but did not attempt to specifically match this or any other percentile.

In April 2006, the Compensation Committee determined that most of the NEOs’ base salaries were at competitive levels generally consistent with our philosophy, although in individual cases, certain individuals were above and certain individuals were below our targeted competitive percentile. The Compensation Committee concluded that we should increase base salaries in amounts designed to reward each of the NEOs for their performance in the prior year while maintaining base salaries at an appropriately competitive level and, with respect to Mr. DeZao and Mr. Vuko, that we should adjust base salaries to levels that the Compensation Committee determined to be appropriately competitive based on the Compensation Committee’s review of market information, as discussed above. Accordingly, the Compensation Committee approved increases to base salaries, effective March 1, 2006, for each of the NEOs ranging from 4% to 7%. Please see the Summary Compensation Table and accompanying narrative for specific information regarding the 2006 base salaries of our NEOs.

In April 2007, the Compensation Committee considered the report presented by Radford, which indicated that overall, our NEOs’ base salaries were at competitive levels generally consistent with our compensation philosophy, although in individual cases, certain individuals were above and certain individuals were below our targeted competitive percentile. The Compensation Committee also considered additional market information. The Compensation Committee concluded that we should increase base salaries in amounts designed to reward each of the NEOs for their performance in the prior year while maintaining base salaries at an appropriately competitive level. Accordingly, the Compensation Committee approved approximately 4% increases to base salaries, effective March 1, 2006, for all of the NEOs. These approximately 4% increases were generally consistent with Radford’s projection of the “market rate” of executive officer merit-based salary increases in 2007.

Management Incentive Bonus Plan.  We believe that performance-based cash bonuses provide an important incentive to our NEOs to attain our key operational and strategic goals. In April 2005, the Compensation Committee adopted our Management Incentive Bonus Plan, a cash-based performance incentive program designed to motivate NEOs and other key employees to achieve measurable corporate and individual goals that are consistent with and support our overall strategic plan. The Management Incentive Bonus Plan does not prohibit the Committee from exercising discretion in connection with the plan. In April 2006, the Compensation Committee adopted terms of the Management Incentive Bonus Plan applicable to 2006 that reflected NEO bonus targets expressed as a percentage of base salaries, as described below.

In setting the 2006 bonus target percentages, the Compensation Committee considered the competitive information provided by Mellon in 2005 and adopted a philosophy of targeting total cash compensation at approximately the 60th percentile of market. The Compensation Committee considered this 60th percentile target as a general guideline for the appropriate level of potential cash bonus compensation, but did not attempt to specifically match this or any other percentile. The Compensation Committee linked 80% of each NEO’s bonus to the achievement of corporate goals and 20% to the achievement of individual performance goals, other than with respect to Dr. Denney, whose bonus was linked 100% to the achievement of corporate goals. These allocations were designed to balance the incentives of the NEOs between overall goals consistent with increasing stockholder value and individual performance goals.

In April 2006, the Compensation Committee and Board approved detailed corporate goals applicable to the Management Incentive Bonus Plan for 2006. The goals were prepared in an interactive process in which the Compensation Committee worked with the CEO and other members of management to develop corporate performance goals that, except for the goal related to the outcome of our ongoing Phase 3 clinical trial of MyVax, which is not within the control of management, were set at levels that the Compensation Committee believed management could reasonably achieve with diligence and hard work over the year. The corporate goals were designed to enhance long-term stockholder value by providing a foundation that will enable us to realize our long-term strategic plan. In setting these goals, the Compensation Committee took into account the long development cycle for biopharmaceuticals and sought to provide appropriate short-term incentives to achieve near-term operational goals that directly support our longer-term goal of bringing a therapy to market. These corporate goals, each of which was assigned a percentage weight consistent with the following order, were as follows:

•	Achievement of a positive second interim analysis in our ongoing Phase 3 clinical trial of MyVax;

•	Completion of specified activities related to the preparation of a biologics license application for MyVax;

•	Management of cash through a combination of capital raising and management of cash consumption consistent with our budget;

•	Timely completion of the build-out of our new manufacturing facility and corporate headquarters;

•	Completion of specified commercial and strategic planning activities; and

•	Completion of specified activities related to the development of our panel of monoclonal antibodies.

For all NEOs other than the CEO, individual goals applicable to the Management Incentive Bonus Plan for 2006 were identified by the CEO and recommended by him to the Compensation Committee for its review and approval. The Compensation Committee sought to set each of the NEOs’ individual goals at levels that the Compensation Committee believed each of the NEOs could reasonably achieve with diligence and hard work over the year. The individual goals applicable to the Management Incentive Bonus Plan for 2006 were discussed by the Compensation Committee at numerous meetings in 2006.

The individual and corporate goals for 2006 included “threshold,” “target” and “exceed” performance levels which, if achieved, would result in the payment of 50%, 100% or 150%, respectively, of the target bonus opportunity applicable to the goal. If the threshold level is not achieved for any corporate or individual goal, no amount is paid under the Management Incentive Bonus Plan with respect to that goal.

In March 2007, the Board and Compensation Committee assessed our achievement of the corporate goals applicable to the Management Incentive Bonus Plan for 2006. The Compensation Committee determined that we had been largely successful in achieving most of the elements of our corporate goals, with the exception of achievement of statistical significance at the second interim analysis in our ongoing Phase 3 clinical trial of MyVax. As a result, considering the input of our CEO, the Compensation Committee determined to award bonuses for the corporate performance component of the Management Incentive Bonus Plan for 2006 at the level of 58.5% of target. In April 2007, the Compensation Committee quantified the level of each of the NEOs’ achievement of his or her individual goals applicable to the Management Incentive Bonus Plan for 2006 and applied this percentage to the portion of each NEO’s target bonus that was linked to the achievement of individual goals. Based on this analysis, the Compensation Committee approved the payment of bonuses to the NEOs as follows:

	Target Bonus	Bonus Percentage
	Percentage	Achieved	Bonus Awarded

Dan W. Denney, Jr.	50%	29.25%	$140,400
Michael Buckley	30%	20.64%	$49,949
Tom DeZao	40%	28.72%	$74,672
J. Claude Miller	30%	20.64%	$51,600
John M. Vuko	40%	27.52%	$82,560

Consistent with the terms of the Management Incentive Bonus Plan for 2006 approved by the Compensation Committee in April 2006 and the April 2007 assessment that we had achieved our corporate goals at the 58.5%

level, each NEO’s cash bonus was 80% based upon the achievement of corporate goals at the 58.5% level and 20% based upon the Compensation Committee’s assessment of each of the NEO’s achievement of his or her individual performance goals, other than with respect to Dr. Denney, whose bonus was based entirely upon the achievement of corporate goals at the 58.5% level.

In April 2007, the Compensation Committee adopted terms of the Management Incentive Bonus Plan applicable to 2007 that reflect NEO bonus targets expressed as a percentage of base salary, and an allocation between corporate and individual goals, at the same percentage levels as in 2006, other than for our CEO, whose bonus target percentage was increased to 55% of base salary, with 80% based upon the achievement of corporate goals and 20% based upon the achievement of individual goals. These target bonus amounts were consistent with Radford’s report that our target bonus opportunities for our NEOs other than our CEO were at competitive levels generally consistent with our philosophy. The increase in Dr. Denney’s target bonus amount was based on Radford’s recommendation and the Committee’s decision to maintain target bonus opportunities at competitive levels generally consistent with our philosophy and to increase the percentage of Dr. Denney’s compensation that is tied to our performance. The Compensation Committee also reviewed and, as revised based on discussion, approved our 2007 corporate goals and individual goals for all of our NEOs. The Compensation Committee believes that the Management Incentive Bonus Plan applicable to 2007 reflects competitive compensation levels as described above, taking into account each NEO’s performance in 2006 and prior years, as applicable.

Equity Awards.  Stock options are granted to our NEOs both as a reward for past individual and corporate performance and as an incentive for future performance. We believe that providing a significant portion of our NEOs’ total compensation in stock options gives NEOs a substantial economic interest in the long-term price appreciation of our common stock. As a consequence, we believe that the grant of stock options helps to align the interests of our NEOs and stockholders in sustained stockholder value creation. Stock options appreciate in value only if the price of our common stock increases, which benefits all stockholders. In addition, because a stock option has value only if the NEO remains with us until the option vests, we believe that options can play a significant role in NEO retention. Our insider trading policy prohibits our NEOs from hedging or engaging in similar transactions in our common stock.

We grant stock options under our 2003 Equity Incentive Plan (referred to in this discussion as the EIP), which was adopted by our Board and approved by our stockholders to permit the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock-based awards to our executive officers and other employees. All of our employees are eligible to participate in the EIP. The material terms of the EIP and currently proposed amendments, including the purposes of the proposed amendments, are further described in “Proposal 2 — Approval of Amendment and Restatement of the Equity Incentive Plan.”

Each NEO was granted a stock option when he or she initially joined our Company, based upon his or her position with us and relevant prior experience. These initial grants generally vest over four years, and no shares vest before the first anniversary of the option grant to ensure that NEOs who do not stay with us for at least one year do not benefit from the option grant. These options vest over four years to compensate NEOs for their contribution over a period of time and to increase the retention value of the options. We have granted additional options to the NEOs to maintain equity levels as we increased the number of outstanding shares through financing activities, to extend retention incentives and to reward our NEOs.

The Compensation Committee considers annually (and more frequently as necessary) whether to make additional option grants to retain and reward our NEOs. The Compensation Committee, taking into account the benchmarking information described above and our CEO’s recommendations for all other NEOs, determines the size of option grants based upon its judgment as to whether the complete compensation packages provided to our NEOs, including prior equity awards, are sufficient to retain, motivate and adequately reward the NEOs. The Compensation Committee also considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for executive talent and seeks to balance the perceived value of equity compensation with the dilutive and other costs of that compensation to us. The EIP does not provide a formulaic method for weighing these factors, nor does the Compensation Committee employ one.

In April 2006, the Compensation Committee approved the grant to Dr. Denney, Dr. Buckley, Dr. Charpentier, Mr. DeZao, Mr. C. Miller and Mr. Vuko of options to purchase up to 125,000, 30,000, 25,000, 45,000, 30,000 and

75,000 shares of our common stock, respectively. The Compensation Committee reviewed the Mellon report and used its judgment in determining the sizes of the actual grants. Subsequent to the Compensation Committee’s April 2006 decision with respect to option grants to our NEOs, the Compensation Committee and Dr. Denney continued discussions with respect to market and performance information that had not previously been taken into account by the Compensation Committee. Based on these discussions and information, in June 2006, the Compensation Committee approved the grant to Dr. Denney of an additional option to purchase up to 100,000 shares of our common stock. This grant was intended to reward Dr. Denney for his leadership of the advancement of our monoclonal antibody project, which made substantial progress in 2005 and early 2006 and significantly broadened our product development opportunities. All of these options were granted with exercise prices equal to the fair market value of our common stock on the date of grant, and 1/48th of the shares subject to the options vest each month following the grant date.

Following the announcement of the results of the second interim analysis in our ongoing Phase 3 clinical trial of MyVax in the third quarter of 2006, our stock price suffered a significant decline, and, based upon input from our CEO and other members of management, our Compensation Committee discussed concerns related to the retention of key employees, including our NEOs and other officers, during the uncertain period prior to final results from the pivotal trial. In light of the importance to us of retaining these key employees so that we are positioned to achieve our objectives upon receipt of trial results, in February 2007, the Compensation Committee approved the grant to Dr. Buckley, Mr. DeZao, Mr. C. Miller and Mr. Vuko of options to purchase up to 50,000, 50,000, 75,000 and 150,000 shares of our common stock, respectively. The Compensation Committee sought to provide a meaningful retention incentive and used its judgment in determining the size of the actual grants, taking into account past grant practices and the fact that a very large proportion of the options held by these officers had exercise prices well above our current stock price. All of these retention options were granted with exercise prices equal to the fair market value of our common stock on the date of grant, and all of the shares subject to the options vest on the second anniversary of the grant date. The Compensation Committee determined that this vesting schedule was appropriate to reflect the primary purpose of the retention options, which was to incent and retain the NEOs during the critical period in which we expect to receive trial results and, if favorable, submit an application for, and potentially obtain, FDA approval of MyVax.

In April 2007, the Compensation Committee evaluated additional option grants to our NEOs. In considering potential option grants, the Compensation Committee reviewed the competitive information provided by Radford and adopted a philosophy of targeting equity grants at approximately the 60th percentile of market. The Compensation Committee considered this 60th percentile target as a general guideline for the appropriate option grant levels, but did not attempt to specifically match this or any other percentile. The Radford report indicated that our executive equity grants were at competitive levels generally consistent with our philosophy from both a number of shares and Black-Scholes valuation perspective, although in individual cases, certain individuals were above and certain individuals were below our targeted competitive percentile. The Compensation Committee noted that a very large percentage (in some cases 100%) of the options held by our NEOs (other than those approved in February 2007) had exercise prices significantly in excess our current stock price. Consistent with Radford’s recommendation, the Compensation Committee concluded that we should grant options to the NEOs at a level competitive with the upper end of the market range (in light of the limited retention value of out-of-the-money options), while maintaining an equity burn rate at an appropriate level. The Compensation Committee took into account the retention option grants to most of the NEOs that had been approved in February 2007 (including that no retention grant was made to Dr. Denney and that a significant retention grant was made to Mr. Vuko). Based on this analysis, the Compensation Committee approved the grant to Dr. Denney, Dr. Buckley, Mr. DeZao and Mr. C. Miller of options to purchase up to 200,000, 15,000, 20,000 and 5,000 shares of our common stock, respectively. All of these options were granted with exercise prices equal to the fair market value of our common stock on the date of grant, and 1/48th of the shares subject to the options vest each month following the grant date.

As permitted under generally accepted accounting principles and consistent with the express terms of the EIP, the Compensation Committee has historically determined fair market value under our stock option plans based upon the closing market price as reported by NASDAQ for the day preceding the date of grant. The Compensation Committee believes use of the closing price on the day before it meets to approve option grants allows the Compensation Committee to make more informed decisions, since the fair market value is known to the

Compensation Committee at the time of each meeting, regardless of whether the meeting occurs prior to or after the close of the market.

The Compensation Committee approves all equity grants to NEOs and other executive officers. We do not backdate options or grant options retroactively. In addition, we have not and do not have any plan, program or practice of coordinating grants of options so that they are made before announcement of favorable information or after announcement of unfavorable information nor do we time the release of information for the purpose of affecting stock option value. In the event that the Compensation Committee is in possession of favorable material nonpublic information or anticipates favorable news, it may postpone making grants until a date subsequent to release of the information. For example, in February 2007, the Board approved the grant of retention stock options to all of the NEOs, other than the CEO, with the grants to be effective on the third day following the release of news related to our ongoing Phase 3 clinical data of MyVax, which management had anticipated would be positive.

Perquisites.  We do not provide our NEOs with any material perquisites. Currently, all benefits offered to our NEOs, including our employee stock purchase plan and 401(k) plan, are also available on a non-discriminatory basis to other full-time employees, or we believe that they are integrally and directly related to the performance of the NEO’s duties and designed to facilitate the conduct of business.

Change-of-Control Arrangements

None of our NEOs is party to an agreement that provides benefits to the NEO upon a change of control, other than option grant agreements related to options granted under our EIP and 1996 Stock Option Plan (referred to in this discussion as the 1996 Plan). Our EIP provides that in the event of certain corporate transactions, all outstanding options under the EIP either will be assumed, continued or substituted for by any surviving entity. If the surviving or acquiring entity elects not to assume, continue or substitute for the options, the vesting of options that are held by individuals whose service with us has not terminated prior to the corporate transaction will be accelerated and the options will be terminated if not exercised prior to the effective date of the corporate transaction. The vesting of outstanding options held by any other individuals will not be accelerated and will terminate if not exercised prior to the effective date of the corporate transaction. Under the EIP, as proposed to be amended and restated, in the event an option will terminate if not exercised, our Board may provide, in its sole discretion, that the optionholder may not exercise the option, but will receive a payment equal to the excess of the value of the property the optionholder would have received upon exercise over any exercise price. In the event of certain changes in control, the vesting and exercisability of outstanding options granted under the EIP may be accelerated if the optionee’s agreement so specifies. In addition, the 1996 Plan provides that, in the event of a change in control, the vesting of options held by any employee or director whose status is involuntarily terminated without cause, or terminated voluntarily for good reason, within 13 months following the change in control will accelerate so that 50% of their then unvested shares will immediately become exercisable and/or no longer subject to a right of repurchase by the Company. For the purposes of the 1996 Plan, a change in control includes: (1) a person becoming the beneficial owner of 50% or more of our outstanding voting securities; (2) a merger or consolidation in which our stockholders immediately before the transaction own less than a majority of the outstanding voting securities of the surviving entity or its parent immediately after the transaction; and (3) a sale or other disposition of all or substantially all of our assets.

Separation Agreement

Dr. Bonnie Charpentier, one of our NEOs, resigned as Vice President, Regulatory Affairs on December 5, 2006. In connection with Dr. Charpentier’s resignation, we entered into a severance agreement with Dr. Charpentier, dated December 22, 2006. Under the terms of the severance agreement, Dr. Charpentier is entitled to receive, as severance pay, regular installments of her final base salary for a nine-month period, aggregating $183,000, less applicable taxes. Under the terms of the severance agreement, Dr. Charpentier also is entitled to continue receiving company-sponsored healthcare insurance benefits during the nine-month payment period. In addition, the severance agreement extends the period during which Dr. Charpentier may exercise her vested stock options from March 5, 2007 to December 31, 2007. The Compensation Committee believes that the terms of the severance agreement were fair to Dr. Charpentier and us and generally consistent with our interest in obtaining full resolution of the termination of Dr. Charpentier’s employment relationship with us.

Accounting and Tax Considerations

Effective January 1, 2006, we adopted the fair value provisions of Financial Accounting Standards Board Statement No. 123(R) (revised 2004), “Share-Based Payment,” or SFAS 123R. Under SFAS 123R, we are required to estimate and record an expense for each award of equity compensation (including stock options) over the vesting period of the award. The Compensation Committee has determined to retain for the foreseeable future its stock option program as the sole component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to SFAS 123R. The Compensation Committee has considered, and may in the future consider, the grant of alternative equity incentives to our NEOs in lieu of stock option grants in light of the accounting impact of SFAS 123R with respect to stock option grants and other considerations.

Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our goals, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders. The Compensation Committee has approved an amendment and restatement of our EIP to include certain performance metrics and limitations designed to meet the requirements of Section 162(m). A description of the currently proposed amendments, including the purposes of the proposed amendments, is further described in “Proposal 2 — Approval of Amendment and Restatement of the Equity Incentive Plan.”

Summary Compensation Table

The following table shows, for the fiscal year ended December 31, 2006, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer, its three other most highly compensated executive officers at December 31, 2006 and one former executive officer who departed from the Company during the fiscal year (the “NEOs”).

Summary Compensation Table for Fiscal 2006

						Change in
						Pension Value
						and Non-
						Qualified	Non-Equity
						Deferred	Incentive
				Stock	Option	Compensation	Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Earnings	Compensation	Compensation		Total
Position	Year	($)	($)	($)	($)(1)	($)	($)(2)	($)(3)		($)

Dr. Dan W. Denney, Jr.	2006	475,000	—	—	1,382,148	—	140,400	1,214		1,998,762
President and Chief Executive Officer
Mr. John M. Vuko	2006	296,667	—	—	417,187	—	82,560	1,309		797,723
Vice President, Finance and Chief Financial Officer
Mr. Thomas DeZao	2006	257,333	—	—	206,822	—	74,672	384		539,211
Vice President of Strategic Marketing and Sales
Mr. Claude Miller	2006	248,333	—	—	242,325	—	51,600	1,058		543,316
Vice President of Regulatory Affairs and Quality
Dr. Michael J. Buckley	2006	240,600	—	—	235,280	—	49,949	355		526,184
Vice President of Manufacturing
Dr. Bonnie Charpentier	2006	248,392	—	—	173,271	—	—	190,758	(4)	612,421
Former Vice President of Regulatory Affairs

(1)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123R, and include amounts attributable to awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are disclosed in Note 10 to the Company’s Financial Statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the “Grants of Plan-Based Awards” table below for more information regarding option awards granted in 2006.

(2)	Represents cash performance bonuses paid in April 2007 based on achievement of corporate and individual performance goals and achievements for fiscal 2006. Does not include amounts paid in 2006 with respect to bonuses earned in 2005.

(3)	Other than for Dr. Charpentier, represents only annual premiums paid under our group term life insurance policy.

(4)	Dr. Charpentier’s employment with us terminated on December 5, 2006. The amount reported in the “All Other Compensation” column includes $183,000 in severance to be paid in 2007, $7,185 for COBRA payments to be paid in 2007 and $573 group term life insurance premiums.

Grants of Plan-Based Awards

The following table shows, for the fiscal year ended December 31, 2006, certain information regarding grants of plan-based awards to the NEOs:

Grants of Plan-Based Awards in Fiscal 2006

								All	All
								Other	Other			Grant
								Stock	Option			Date
								Awards:	Awards:	Exercise or		Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Base	Closing	Value of
		Under Non-Equity			Under Equity Incentive			Shares of	Securities	Price of	Price on	Stock and
		Incentive Plan Awards(1)			Plan Awards			Stock or	Underlying	Option	Grant	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Date	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(2)	($/Sh)(3)	($/Sh)(3)	($)(4)

Dr. Denney	4/27/06	120,000	240,000	360,000	—	—	—	—	125,000	—	7.98	421,557
	6/16/06								100,000	—	6.60	284,276
Mr. Vuko	4/27/06	60,000	120,000	180,000	—	—	—	—	75,000	—	7.98	252,934
Mr. DeZao	4/27/06	52,000	104,000	156,000	—	—	—	—	35,000	—	7.98	118,036
Mr. Miller	4/27/06	37,500	75,000	112,500	—	—	—	—	45,000	—	7.98	151,761
Dr. Buckley	4/27/06	36,300	72,600	108,900	—	—	—	—	30,000	—	7.98	101,174
Dr. Charpentier	4/27/06	36,600	73,200	109,800	—	—	—	—	25,000	—	7.98	84,312

(1)	Actual cash bonuses, which were approved by the Compensation Committee based on its review of corporate and individual performance goals and achievements for fiscal 2006, were paid in April 2007 and are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	The terms of the option grants are consistent with those of options granted to other employees under our 2003 Equity Incentive Plan. All of the options vest over a four-year period, with 1/48th of the shares subject to the options vesting each month following the grant date.

(3)	The exercise price of all stock options granted was equal to the fair market value of our common stock for the date of grant. As permitted under generally accepted accounting principles and consistent with the express terms of the Incentive Plan, the Compensation Committee has historically determined fair market value under our stock option plans based upon the closing market price as reported by NASDAQ for the trading day preceding the date of grant as reported on NASDAQ. The closing market price on the grant date has been disclosed only when this price exceeded the exercise price of the award.

(4)	Represents the full grant date fair value, pursuant to SFAS 123R. See Note 10 of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards.

We do not have formal employment agreements with any of our NEOs. Typically, NEOs are employed “at will,” following acceptance of offers letters from the Company. Information regarding performance goals applicable with regard to non-equity incentive plan awards and vesting schedules applicable to option awards, as well as executive compensation policies, practices and arrangements, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards table was paid or awarded, are described above under “Executive Compensation — Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End

The following table shows, for the fiscal year ended December 31, 2006, certain information regarding outstanding equity awards at fiscal year end for the NEOs.

Outstanding Equity Awards At December 31, 2006

	Option Awards							Stock Awards(1)
											Equity
											Incentive
					Equity					Equity	Plan
					Incentive					Incentive	Awards:
					Plan					Plan	Market or
					Awards:				Market	Awards:	Payout Value
	Number of		Number of		Number of			Number of	Value of	Number of	of Unearned
	Securities		Securities		Securities			Shares or	Shares or	Unearned	Shares, Units
	Underlying		Underlying		Underlying			Units of	Units of	Shares, Units or	or Other
	Unexercised		Unexercised		Unexercised			Stock that	Stock that	Other Rights	Rights that
	Options		Options		Unearned	Option	Option	Have Not	Have Not	that Have Not	Have Not
	(#)(2)		(#) (2)		Options	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable		Unexercisable		(#)	Price ($)	Date	(#)	($)	(#)	($)

Dr. Denney	12,500		16,667		—	2.97	08/22/13	—	—	—	—
	72,916		52,084			9.75	08/23/14
	166,666		233,334			12.50	04/01/15
	20,833		104,167			8.00	04/27/16
	12,500		87,500			6.78	06/16/16
Mr. Vuko	100,000	(3)	50,000	(3)	—	9.97	04/19/14	—	—	—	—
	26,666		37,334			12.50	04/01/15
	12,500		62,500			8.00	04/27/16
Mr. DeZao	16,000	(3)	—	(3)	—	1.20	03/06/12	—	—	—	—
	9,332		244			1.80	07/01/13
	17,761		4,306			2.70	08/22/13
	42,291		27,709			9.72	07/21/14
	12,500		17,500			12.50	04/01/15
	5,833		29,167			8.00	04/27/16
Mr. Miller	24,791	(3)	10,209	(3)	—	12.25	02/17/14	—	—	—	—
	36,250		23,750			9.72	07/21/14
	11,250		15,750			12.50	04/01/15
	7,500		37,500			8.00	04/27/16
Dr. Buckley	37,500	(3)	37,500	(3)	—	15.87	01/06/15	—	—	—	—
	5,000		25,000			8.00	04/27/16
Dr. Charpentier(4)	20,000	(3)	—	(3)	—	1.20	12/31/07	—	—	—	—
	9,422		—			1.80	12/31/07
	21,088		—			2.70	12/31/07
	40,833		—			9.72	12/31/07
	8,333		—			12.50	12/31/07
	3,645		—			8.00	12/31/07

(1)	None of the NEOs had any outstanding stock awards at the end of fiscal 2006.

(2)	All of the options vest over a four-year period, with 1/48th of the shares subject to the options vesting each month following the grant date, unless otherwise noted. All options expire on the tenth anniversary of the grant date.

(3)	Options were granted at commencement of employment with the Company. These options vest over a four-year period, with 25% vesting 12 months after date of employment and the remaining vesting at a rate of 1/48th monthly thereafter.

(4)	Pursuant to her severance agreement with the Company, Dr. Charpentier may exercise all of her stock options that were vested as of the date of her termination at any time prior to December 31, 2007.

Option Exercises and Stock Vested

The following table shows, for the fiscal year ended December 31, 2006, certain information regarding option exercises and stock vested during the last fiscal year with respect to the NEOs:

Option Exercises and Stock Vested in Fiscal 2006

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)

Dr. Denney	18,751	58,503	—	—
Mr. Vuko	—	—	—	—
Mr. DeZao	9,856	61,498	—	—
Mr. Miller	—	—	—	—
Dr. Buckley	—	—	—	—
Dr. Charpentier	—	—	—	—

(1)	Represents the difference between the exercise prices of the option and the closing sale price of the common stock as reported by NASDAQ for the date of exercise.

Severance Protection and Employment Agreements

For a discussion of our change-in-control arrangements and the severance agreement with Dr. Bonnie Charpentier, see “Executive Compensation — Compensation Discussion and Analysis — Change-of-Control Arrangements” and “— Separation Agreement.”

Our EIP provides that in the event of certain corporate transactions, all outstanding options under the EIP either will be assumed, continued or substituted for by any surviving entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such options, the vesting of such options that are held by individuals whose service with us has not terminated prior to the corporate transaction will be accelerated and the options will be terminated if not exercised prior to the effective date of the corporate transaction. The vesting of outstanding options held by any other individuals will not be accelerated and will terminate if not exercised prior to the effective date of the corporate transaction. Under the EIP, as proposed to be amended and restated, in the event an option will terminate if not exercised, our Board may provide, in its sole discretion, that the optionholder may not exercise the option, but will receive a payment equal to the excess of the value of the property the optionholder would have received upon exercise over any exercise price. In the event of certain changes in control, the vesting and exercisability of outstanding options granted under the EIP may be accelerated if the optionee’s agreement so specifies. In addition, the 1996 Plan provides that, in the event of a change in control, the vesting of options held by any employee or director whose status is involuntarily terminated without cause, or terminated voluntarily for good reason, within 13 months following the change in control will accelerate so that 50% of his or her then-unvested shares will immediately become exercisable and/or no longer subject to a right of repurchase by the company.

The following table shows potential payments to our NEOs under our equity compensation plans upon the occurrence of an involuntarily termination without cause, or voluntarily termination for good reason, within 13 months of the change in control, assuming the triggering events as described above occurred on December 31, 2006, using the closing price of our common stock as of December 31, 2006 ($3.52). With regard to our EIP, there are no potential payments because all of the NEO’s options outstanding at December 31, 2006 had exercise prices greater than our closing price as of December 31, 2006.

Potential Payments Upon Termination or Change in Control

Change in
Name	Control(1)(2)

Dan W. Denney, Jr.
Stock award vesting acceleration	$6,875
John M. Vuko(3)
Stock award vesting acceleration	—
Thomas DeZao
Stock award vesting acceleration	$67,735
Claude Miller(3)
Stock award vesting acceleration	—
Michael Buckley(3)
Stock award vesting acceleration	—
Bonnie Charpentier(4)	—

(1)	Assumes an involuntary termination of employment without cause or a voluntary termination of employment for good reason within 13 months of a change in control.

(2)	Fifty percent of any unvested stock options granted under our 1996 Plan will become vested and exercisable if the executive’s employment is terminated without cause or the executive voluntarily terminates his or her employment for good reason within 13 months of a change in control. The value of the accelerated stock options was determined by calculating the difference between the closing market price of our common stock of $3.52 as reported on the Nasdaq Global Market on December 29, 2006, the last trading day of our last fiscal year, and the exercise price of each accelerated stock option.

(3)	The exercise price of all stock options held by the NEOs as of December 29, 2006 was above $3.52, the closing price of the Company’s common stock on that day.

(4)	Dr. Charpentier resigned as Vice President, Regulatory Affairs on December 5, 2006. See description of severance payments to Dr. Charpentier in the section entitled “Executive Compensation — Compensation Discussion and Analysis — Separation Agreement.”

Proprietary Inventions and Nondisclosure Agreements

Each executive officer of the Company has entered into a standard form proprietary information and inventions assignment agreement that provides that the employee will not disclose any confidential information of the Company received during the course of employment and that, with some exceptions, the employee will assign to the Company any and all inventions conceived or developed during the course of employment. At the time of commencement of employment, our employees also generally sign offer letters specifying basic terms and conditions of employment.

Director Compensation

The following table shows, for the fiscal year ended December 31, 2006, certain information with respect to the compensation of all non-employee directors of the Company:

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)	($)(2)(3)(4)	($)	($)	($)	($)

Gordon D. Denney	25,000	—	73,434	—	—	—	98,435
Gregory Ennis	25,000	—	73,434	—	—	—	98,435
Stanford C. Finney	25,000	—	73,434	—	—	—	98,435
Ronald L. Goode	25,000	—	67,049	—	—	—	92,049
William A. Hasler	25,000	—	73,040	—	—	—	98,040

(1)	Cash retainer paid for services as directors in 2006.

(2)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123R, and include amounts attributable to awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are disclosed in Note 10 to the Company’s Financial Statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	As of December 31, 2006, the aforementioned directors held options to purchase the following number of shares of the Company’s common stock: Mr. Denney, 65,000; Mr. Ennis, 78,000; Mr. Finney, 67,000; Dr. Goode, 47,000; and Mr. Hasler 77,000.

(4)	During 2006, each non-employee director received an option to purchase 10,000 shares with a full grant date fair value as determined in accordance with SFAS 123R of $29,885.

Each non-employee director of the Company receives an annual cash retainer of $25,000, payable quarterly in advance. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board and Committee meetings in accordance with Company policy. Each non-employee director also receives stock option grants under the 2003 Non-Employee Directors’ Stock Option Plan (referred to as the “Directors’ Plan”). Option grants under the Directors’ Plan are non-discretionary. Under the Directors’ Plan, each non-employee director who becomes a director of the Company will be automatically granted, on the date on which such person first becomes a director, a non-statutory stock option to purchase 25,000 shares of common stock. Each year on the day following the Company’s annual meeting of stockholders (or the next business day if that date is a legal holiday), each member of the Company’s Board of Directors who is not an employee of the Company or, where specified by the non-employee director, an affiliate of such director, is automatically granted an option to purchase 10,000 shares of common stock of the Company under the Directors’ Plan. Each non-employee director who has been a director for less than 12 months will receive an annual grant that has been reduced pro rata for each quarter prior to the date of grant during which such person did not serve as a non-employee director. Stock options under the Directors’ Plan are granted at exercise prices equal to the fair market value of the common stock, which is the closing sales price as quoted on the NASDAQ Global Market on the last trading day prior to the date of grant. Initial grants and annual grants vest in 36 equal monthly installments over three years. No option granted under the Directors’ Plan may be exercised after the expiration of ten years from the date it was granted.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Pursuant to our Code of Business Conduct and Ethics, our executive officers and directors, including their immediate family members and affiliates, are not permitted to enter into related-person transactions without the prior consent of our audit committee (or other independent committee of our Board in case it is inappropriate for our audit committee to review such transaction due to a conflict of interest). Any material transaction with an executive officer, director, or any of such persons’ immediate family members or affiliates, must first be presented to our audit committee for review, consideration and approval. We do not have any additional written procedures governing the process for addressing related-person transactions. However, in approving or rejecting proposed transactions, our audit committee generally considers the relevant facts and circumstances available and deemed relevant, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. All of the transactions described below were approved by our Audit Committee.

Certain Related-Person Transactions

We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. Our Bylaws provide that Genitope must indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by Delaware law. Our Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Genitope Corporation, c/o Laura Woodhead, Secretary, 6900 Dumbarton Circle, Fremont, California 94555 or contact Laura Woodhead at (510) 284-3000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Genitope will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Laura Randall Woodhead
Secretary

May 10, 2007

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Corporate Secretary, Genitope Corporation, 6900 Dumbarton Circle, Fremont, CA 94555 or by accessing a copy through Genitope’s website on the worldwide web at http://www.ir.genitope.com.

Appendix A

Genitope Corporation

2007 Equity Incentive Plan

Adopted By Board: April 27, 2007
Approved By Stockholders:          , 2007

1.	General.

(a) Amendment and Restatement of 2003 Plan.  This Plan was adopted by the Board as an amendment and restatement of the Genitope Corporation 2003 Equity Incentive Plan (the “2003 Plan”). All outstanding stock awards granted under the 2003 Plan shall remain subject to the terms of the 2003 Plan, except that the Board may elect to extend one or more of the features of this Plan to stock awards granted under the 2003 Plan. All Stock Awards granted subsequent to the Effective Date of this Plan shall be subject to the terms of this Plan.

(b) Eligible Award Recipients.  The persons eligible to receive Awards are Employees, Directors and Consultants.

(c) Available Awards.  The Plan provides for the grant of the following Awards: (i) Options, (ii) Restricted Stock Awards, (iii) Restricted Stock Unit Awards, (iv) Stock Appreciation Rights, (v) Performance Stock Awards, (vi) Performance Cash Awards, and (vii) Other Stock Awards.

(d) General Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 5(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.	Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 6(c).

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards, and to establish, amend and revoke rules and regulations for the Plan’s administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to certain nonqualified deferred compensation under Section 409A of the Code and to bring the Plan and/or Stock Awards into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 13(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, or (B) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that the Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to bring the Award into compliance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(xi) To effect, at any time and from time to time, with the consent of any adversely affected Optionholder, (A) the reduction of the exercise price of any outstanding Option under the Plan; (B) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor of (1) a new Option under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (2) a Restricted Stock Award (including a stock bonus), (3) a Stock Appreciation Right, (4) Restricted Stock Unit, (5) an Other Stock Award, (6) cash and/or (7) other valuable consideration (as determined by the Board, in its sole discretion); or (C) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated to the Committee, Committees, subcommittee or subcommittees.

(ii) Section 162(m) and Rule 16b-3 Compliance.  In the sole discretion of the Board, the Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee which need not consist of Outside Directors the authority to grant Awards to eligible persons who are either (1) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee which need not consist of Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer.  The Board may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 6(d), the Board may not delegate to an Officer authority to determine the Fair Market Value pursuant to Section 17(u)(ii) below.

(e) Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3.	Shares Subject to the Plan.

(a) Share Reserve.  Subject to the provisions of Section 9 relating to adjustments upon changes in stock, the aggregate number of shares of Common Stock of the Company that may be issued pursuant to Stock Awards shall not exceed two million eighty-three thousand three hundred thirty-three (2,083,333) shares of Common Stock, plus an annual increase to be added on January 1st of each year, commencing on January 1, 2004 and ending on January 1, 2013 (each such day, a “Calculation Date”), equal to five percent (5%) of the shares of Common Stock outstanding on each such Calculation Date (rounded down to the nearest whole share). Notwithstanding the foregoing, the Board may act, prior to the first day of any fiscal year of the Company, to increase the share reserve by such number of shares of Common Stock as the Board shall determine, which number shall be less than the amount described in the foregoing sentence

For clarity, the limitation in this Section 3(a) is a limitation in the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASD Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711, and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares Common Stock that may be issued pursuant to the Plan.

(b) Reversion of Shares to the Share Reserve.  If any shares of common stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to Section 8(f) or as consideration for the exercise of an Option shall again become available for issuance under the Plan.

(c) Section 162(m) Limitation on Annual Grants.  Subject to the provisions of Section 13(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted covering more than five million (5,000,000) shares of Common Stock.

(d) Source of Shares.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

4.	Eligibility.

(a) Eligibility for Stock Awards.  Stock Awards may be granted to Employees, Directors and Consultants.

(b) Consultants.  A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

5.	Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be designated as nonstatutory stock options at the time of grant. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term.  The Board shall determine the term of any Option.

(b) Exercise Price.  The exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption of or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(c) Consideration.  The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability of Options.  The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders.  Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order.

(iii) Beneficiary Designation.  Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be the beneficiary of an Option with the right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

(e) Vesting Generally.  The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 9(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service.  Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date.  An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h) Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of

Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder.  In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated as the beneficiary of the Option upon the Optionholder’s death, but only within the period ending on the earlier of (A) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (B) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate. If the Optionholder designates a third party beneficiary of the Option in accordance with Section 5(d)(iii), then upon the death of the Optionholder such designated beneficiary shall have the sole right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

(j) Non-Exempt Employees.  No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6.	Provisions of Stock Awards other than Options.

(a) Restricted Stock Awards.  Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting.  Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability.  Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted

Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code.  Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c) Stock Appreciation Rights.  Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Term.  No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price.  Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent

(100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation.  The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv) Vesting.  At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise.  To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment.  The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service.  In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Compliance with Section 409A of the Code.  Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(d) Performance Awards.

(i) Performance Stock Awards.  A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed one hundred thousand (100,000) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards.  A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 6(d)(ii) shall not exceed three hundred seventy-five thousand dollars ($375,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(e) Other Stock Awards.  Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 9 and the preceding provisions of this Section 10. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.	Covenants of the Company.

(a) Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c) No Obligation to Notify.  The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	Miscellaneous.

(a) Use of Proceeds from Sales of Common Stock.  Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards.  Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights.  Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations.  Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Award Agreement.

(g) Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(h) Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(i) Compliance with Section 409A of the Code.  To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the

Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.

9.	Adjustments upon Changes in Common Stock; Other Corporate Events.

(a) Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(c) and 6(d)(i), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation.  Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction.  The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed.  Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 6.

(ii) Stock Awards Held by Current Participants.  Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time at which such Stock Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants.  Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise.  Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10.	Termination or Suspension of the Plan.

(a) Plan Term.  The Board may suspend or terminate the Plan at any time. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	Effective Date of Plan.

This Plan shall become effective on the Effective Date.

12.	Choice of Law.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

13.	Definitions.

As used in the Plan, the definitions contained in this Section 13 shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Award” means a Stock Award or a Performance Cash Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 6(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Genitope Corporation, a Delaware corporation.

(j) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(l) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(n) “Director” means a member of the Board.

(o) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(p) “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2007, provided that this Plan is approved by the Company’s stockholders at such meeting.

(q) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(r) “Entity” means a corporation, partnership, limited liability company or other entity.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 15, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(v) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a nonstatutory stock option granted pursuant to Section 5 of the Plan that does not qualify as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(z) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(aa) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 10(d).

(bb) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(cc) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(dd) A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ee) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ff) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).

(gg) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(hh) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to

exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board or the Public Accounting Oversight Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ii) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(jj) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d)(i).

(kk) “Plan” means this Genitope Corporation 2007 Equity Incentive Plan.

(ll) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 10(a).

(mm) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(nn) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 10(b).

(oo) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(pp) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(qq) “Securities Act” means the Securities Act of 1933, as amended.

(rr) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 10(c).

(ss) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(tt) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(uu) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(vv) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital) of more than fifty percent (50%).

PROXY

GENITOPE CORPORATION Annual Meeting of Stockholders June 11, 2007, 10:00 a.m. local time 6900 Dumbarton Circle, Fremont, CA 94555

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders, to be held on Monday, June 11, 2007. The undersigned hereby appoints Dan W. Denney, Jr., Ph.D. and Laura R. Woodhead, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Genitope Corporation, a Delaware corporation (the “Company”), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters at 6900 Dumbarton Circle, Fremont, CA 94555, on Monday, June 11, 2007 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲
You can now access your Genitope Corporation account online.
Access your Genitope Corporation stockholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Genitope Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	Make address changes
•	View certificate history	•	Obtain a duplicate 1099 tax form
•	View book-entry information	•	Establish/change your PIN
Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Mark Here for Address Change or Comments	☐

The Board of Directors recommends a vote FOR the two nominees for director listed below.

PROPOSAL 1. ELECTION OF DIRECTORS
To elect two Class I directors to hold office until the 2010 Annual Meeting of Stockholders or until their successors are elected.	FOR	WITHHOLD
	ALL	FOR ALL
Nominees: 01 Gregory Ennis 02 R. Kent McGaughy	☐	☐
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

	For	Against	Abstain
Proposal 2: To approve the amendment and restatement of the Company’s 2003 Equity Incentive Plan (to be renamed the 2007 Equity Incentive Plan).	☐	☐	☐
	For	Against	Abstain
Proposal 3: To ratify the selection by the Audit Committee of the Board of Directors, of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.	☐	☐	☐

Signature	Signature	Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have executed by a duly authorized officer, stating title. If signer is a partnership, please sign in partnership name by an authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

▲  FOLD AND DETACH HERE  ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/gtop		1-866-540-5760		Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the Web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage prepaid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the internet at www.genitope.com.